Exhibit 99.1

CREDIT AGREEMENT

Dated as of October 8, 2010

among

UNIFIED GROCERS, INC.,

as Borrower,

THE LENDERS LISTED HEREIN,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

UNION BANK, N.A.

as Syndication Agent,

and

BANK OF MONTREAL

BANK OF AMERICA, N.A. and

FIFTH THIRD BANK

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC

as Joint Lead Arranger and Sole Bookrunner

UNION BANK, N.A.

as Joint Lead Arranger

Table of Contents

		Page

SECTION 1. DEFINITIONS		2

1.1	Certain Defined Terms.	2

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.	23

1.3	Other Definitional Provisions and Rules of Construction.	23

SECTION 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS		24

2.1	Commitments; Making of Loans; the Register; Optional Notes.	24

2.2	Interest on the Loans.	31

2.3	Fees.	35

2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty.	36

2.5	Use of Proceeds.	39

2.6	Special Provisions Governing Eurodollar Rate Loans.	40

2.7	Increased Costs; Taxes; Capital Adequacy.	42

2.8	Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate.	47

2.9	Defaulting Lenders.	47

2.10	Replacement of Lenders.	49

SECTION 3. LETTERS OF CREDIT		50

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.	50

3.2	Letter of Credit Fees.	52

3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit.	53

3.4	Obligations Absolute.	56

3.5	Nature of Issuing Lenders’ Duties.	57

SECTION 4. CONDITIONS TO LOANS AND LETTERS OF CREDIT		58

4.1	Conditions to Initial Loans.	58

4.2	Conditions to All Loans.	61

4.3	Conditions to Letters of Credit.	62

SECTION 5. BORROWER’S REPRESENTATIONS AND WARRANTIES		62

5.1	Organization and Qualification.	62

5.2	Subsidiaries.	62

5.3	Authority and Validity of Obligations.	63

5.4	Margin Stock.	64

5.5	Financial Reports.	64

5.6	No Material Adverse Change.	64

5.7	Full Disclosure.	64

5.8	Intellectual Property, Franchises, and Licenses.	65

5.9	Governmental Authority and Licensing.	65

5.10	Good Title.	65

5.11	Litigation and Other Controversies.	65

5.12	Taxes.	65

5.13	Approvals.	66

5.14	Affiliate Transactions.	66

5.15	Investment Company.	66

5.16	ERISA.	66

5.17	Compliance with Laws.	66

5.18	Other Agreements.	67

5.19	Solvency.	67

5.20	Patronage Dividend Certificates.	67

5.21	No Default.	67

SECTION 6. BORROWER’S AFFIRMATIVE COVENANTS		67

6.1	Financial Reports.	68

6.2	Maintenance of Business.	70

6.3	Maintenance of Properties and Collateral.	70

6.4	Taxes and Assessments.	70

6.5	Insurance.	71

6.6	Inspection.	71

6.7	Formation of Subsidiaries.	71

6.8	Deposit Accounts.	72

SECTION 7. BORROWER’S NEGATIVE COVENANTS		72

7.1	Indebtedness and Contingent Obligations.	72

7.2	Liens.	74

7.3	Investments, Acquisitions, Loans and Advances.	75

7.4	Mergers, Consolidations and Sales.	77

7.5	Maintenance of Subsidiaries.	78

7.6	Financial Covenants.	79

7.7	Dividends and Certain Other Restricted Payments.	79

7.8	ERISA.	79

7.9	Compliance with Laws.	80

7.10	Burdensome Contracts with Affiliates.	80

7.11	No Changes in Fiscal Year.	80

7.12	Change in the Nature of Business.	80

7.13	No Restrictions.	81

7.14	Subordinated Indebtedness.	81

7.15	Amendments to Organizational Documents.	81

7.16	Assets of Certain Subsidiaries.	82

SECTION 8. EVENTS OF DEFAULT		82

8.1	Failure to Make Payments When Due.	82

8.2	Default in Other Agreements.	82

8.3	Breach of Certain Covenants.	82

8.4	Breach of Warranty.	82

8.5	Other Defaults Under Loan Documents.	83

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.	83

8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.	83

8.8	Judgments and Attachments.	84

8.9	Dissolution.	84

8.10	Employee Benefit Plans.	84

8.11	Change in Control.	84

8.12	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.	84

SECTION 9. ADMINISTRATIVE AGENT		85

9.1	Appointment.	85

9.2	Powers and Duties; General Immunity.	87

9.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.	88

9.4	Right to Indemnity.	89

9.5	Resignation of Agents; Successor Administrative Agent and Swing Line Lender.	89

9.6	Collateral Documents and Guaranties.	90

9.7	Duties of Other Agents.	91

9.8	Administrative Agent May File Proofs of Claim.	91

SECTION 10. MISCELLANEOUS		92

10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.	92

10.2	Expenses.	95

10.3	Indemnity.	96

10.4	Set-Off.	97

10.5	Ratable Sharing.	98

10.6	Amendments and Waivers.	99

10.7	Independence of Covenants.	101

10.8	Notices; Effectiveness of Signatures.	101

10.9	Survival of Representations, Warranties and Agreements.	101

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative.	102

10.11	Marshalling; Payments Set Aside.	102

10.12	Severability.	102

10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.	102

10.14	Release of Security Interest or Guaranty.	103

10.15	Applicable Law.	103

10.16	Construction of Agreement; Nature of Relationship.	103

10.17	Consent to Jurisdiction and Service of Process.	104

10.18	Waiver of Jury Trial; Judicial Reference.	105

10.19	Confidentiality.	105

10.20	Counterparts; Effectiveness.	106

10.21	USA Patriot Act.	107

Signature page

EXHIBITS

I	FORM OF NOTICE OF BORROWING*

II	FORM OF NOTICE OF CONVERSION/CONTINUATION*

III	FORM OF REQUEST FOR ISSUANCE*

IV	FORM OF REVOLVING NOTE*

V	FORM OF SWING LINE NOTE*

VI	FORM OF COMPLIANCE CERTIFICATE*

VII	FORM OF OPINION OF BORROWER’S COUNSEL*

VIII	FORM OF ASSIGNMENT AGREEMENT*

IX	FORM OF SUBSIDIARY GUARANTY*

X	FORM OF SECURITY AGREEMENT*

SCHEDULES

2.1	LENDERS’ COMMITMENTS AND PRO RATA SHARES*

3.1	EXISTING LETTERS OF CREDIT*

5.2	SUBSIDIARIES OF BORROWER*

7.1	EXISTING INDEBTEDNESS AND CONTINGENT OBLIGATIONS*

7.2	EXISTING LIENS*

7.3	EXISTING INVESTMENTS*

*	All schedules and exhibits have been omitted. The Company will furnish supplementally any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

UNIFIED GROCERS, INC.

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of October 8, 2010 and entered into by and among UNIFIED GROCERS, INC., a California corporation (“Borrower”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for Lenders (in such capacity, “Administrative Agent”), UNION BANK, N.A., as syndication agent for Lenders (in such capacity, “Syndication Agent”), and BANK OF AMERICA, N.A., BANK OF MONTREAL and FIFTH THIRD BANK as co-documentation agents for Lenders (in such capacity, each a “Co-Documentation Agent”).

R E C I T A L S

WHEREAS, Lenders, at the request of Borrower, have agreed to extend certain credit facilities to Borrower, the proceeds of which will be used (i) to refinance certain existing indebtedness of Borrower, (ii) to pay fees, commissions and expenses in connection with the refinancing and the transactions contemplated by this Agreement, and (iii) to provide financing for working capital, capital expenditures, acquisitions and other general corporate purposes of Borrower and its Subsidiaries;

WHEREAS, Borrower desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a Lien on certain of its personal property assets; and

WHEREAS, Subsidiary Guarantors have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a Lien on certain of their personal property assets:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders, Syndication Agent, Co-Documentation Agents and Administrative Agent agree as follows:

Section 1. DEFINITIONS

1.1	Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise; provided that in any event, for purposes of this definition, any Person that owns, directly or indirectly, 15% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 15% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. A member-patron or associate-patron of Borrower shall not be deemed to be an Affiliate of Borrower solely because a Person that is an Affiliate of such member-patron or associate-patron is a director of Borrower.

“Affiliated Funds” means Approved Funds that are administered or managed by (i) a single entity or (ii) an Affiliate of such entity.

“Agents” means Administrative Agent, Syndication Agent, each Co-Documentation Agent and the other agents referred to herein.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

“Agreement” means this Credit Agreement dated as of October 8, 2010.

“Approved Fund” means a Fund having primary capital of not less than $250,000,000 that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale by Borrower or any Subsidiary Guarantor to any Person of (i) any of the stock of any of Borrower’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Borrower or any of its Subsidiaries.

“Assignment Agreement” means an Assignment and Assumption in substantially the form of Exhibit VIII annexed hereto or any other form acceptable to Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the higher of (i) the Prime Rate, (ii) the rate which is  1/2 of 1% in excess of the Federal Funds Effective Rate and (iii) the daily Eurodollar Rate for a one month Interest Period plus the difference between the then-applicable Eurodollar Rate Margin and the then-applicable Base Rate Margin. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

“Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Bylaws” means the bylaws of the Borrower.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock of or other equity interests in a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Change in Control” means the occurrence after the date of this Agreement of: (i) any Person, or two or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Securities of the Borrower (or other Securities convertible into such Securities) representing greater than forty percent (40.0%) of the combined voting power of all Securities of the Borrower entitled to vote in the election of directors; (ii) any Person, or two or more Persons acting in concert, acquiring by contract or otherwise, or entering into a contract or arrangement which, upon consummation, will result in its or their acquisition of, or control over, Securities of the Borrower (or other Securities convertible into such Securities) representing greater than forty percent (40.0%) of the combined voting power of all Securities of the Borrower entitled to vote in the election of directors or (iii) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money of Borrower aggregating in excess of $10,000,000 shall occur.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (iii) any determination of a court or other Government Authority or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Government Authority.

“Closing Date” means the date on which the initial Loans are made.

“Collateral” means, collectively, all of the property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” has the meaning assigned to that term in the Security Agreement.

“Collateral Documents” means the Security Agreement and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any property of that Loan Party as security for the Obligations.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Borrower or any of its Subsidiaries in the ordinary course of business of Borrower or such Subsidiary.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsections 2.1A and 3.3.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VI annexed hereto.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated August, 2010 prepared by Wells Fargo relating to the credit facilities evidenced by this Agreement.

“Consolidated EBITDAP” means, as measured at any date of determination, for any period, an amount equal to the sum of (a) Consolidated Net Income (before extraordinary non-cash items and non-cash items in respect of discontinued operations), plus (b) Consolidated Interest Expense, plus (c) provisions for income taxes, plus (d) depreciation, plus (e) amortization, plus (f) other non-cash expenses in an aggregate amount not to exceed $20,000,000, plus (g) Patronage Dividends. The foregoing calculation shall be adjusted on a pro forma basis to reflect each Permitted Acquisition that occurs after the Closing Date, for the entirety of the applicable period.

“Consolidated Fixed Charges” means, at any time the same is to be determined, the sum of (a) the regularly scheduled installments of principal of Consolidated Total Funded Debt (excluding current payments on Loans and Letters of Credit outstanding hereunder) payable during the four consecutive Fiscal Quarters ending following the date of determination, and (b) Consolidated Interest Expense payable in cash for the four consecutive Fiscal Quarters ending on the date of determination.

“Consolidated Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capital Leases and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Total Funded Debt” means, at any time the same is to be determined, on a consolidated basis, the total amount of all Indebtedness for Borrowed Money at such time of (a) the Borrower and each of its Subsidiaries (other than the Financing Subsidiaries and the Insurance Subsidiaries), or (b) of any other Person for and as to which the Borrower or any of its Subsidiaries (other than the Financing Subsidiaries and the Insurance Subsidiaries) is contingently liable; provided, however, that Consolidated Total Funded Debt (i) shall include the scheduled lease payments for the year following such date on Contingent Obligations permitted under Section 7.1(ix) (excluding “percentage rent” or other contingent rent and payments to be made by the lessee for property taxes, insurance, utilities, common area maintenance charges and the like) and (ii) shall exclude the value of Patronage Dividend Certificates, Patron Required Deposits, any other deposits made by patrons of the Borrower and its Subsidiaries in the ordinary course of business.

“Consolidated Total Funded Debt to EBITDAP Ratio” means the ratio of (x) the Borrower’s Consolidated Total Funded Debt to (y) the Borrower’s Consolidated EBITDAP.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, letter of credit or other contractual obligation of another Person, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including, without limitation, any such obligation for which that Person is in effect liable through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, capital stock purchases, capital contributions or otherwise), or to maintain the solvency of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The leasing by the Borrower, as lessee, of real or personal property that the Borrower in turn subleases to a third party shall not be a Contingent Obligation for purposes of this Agreement. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the maximum amount of such Person’s liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that, as determined by Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any insolvency or similar law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Designated Account” means Borrower’s account at Union Bank, N.A., or such other account which Borrower designates from time to time by notice to Administrative Agent.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any insurance company or other institutional lender that extends revolving credit or buys revolving loans as one of its primary businesses; provided that none of the following Persons shall be Eligible Assignees (1) Borrower or any Affiliate of Borrower, (2) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2), and (3) a natural person.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future legal requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (A) the rate per annum (rounded upward to the nearest  1/16 of one percent) that appears on Reuters Screen LIBOR01 Page (or such other comparable page as may, in the opinion of Administrative Agent, replace such page for the purpose of displaying such rate) as the interbank offered rate for Dollar deposits with maturities comparable to such Interest Period as of approximately 11:00 A.M. (London time) on such Interest Rate Determination Date or (B) if such rate is not available at such time for any reason, the arithmetic average (rounded upward to the nearest  1/16 of one percent) of the offered quotations, if any, to first class banks in the interbank Eurodollar market by Wells Fargo for Dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of Wells Fargo for which the Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 A.M. (London time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

“Eurodollar Rate Margin” means the margin over the Eurodollar Rate used in determining the rate of interest of Eurodollar Rate Loans pursuant to subsection 2.2A.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder (i) taxes that are imposed on the overall net income (however denominated) and franchise taxes imposed in lieu thereof (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any Government Authority solely as a result of a present or former connection between such recipient and the jurisdiction of such Government Authority (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located, and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request of Borrower under subsection 2.9), any withholding tax that (x) is imposed on amounts payable to such Foreign Lender at the time it becomes a party hereto (or designates a new lending office), (y) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with its obligations under subsection 2.7B(iv), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to subsection 2.7B, or (c) is required to be deducted under applicable law from any payment hereunder on the basis of the information provided by such Foreign Lender pursuant to clause (d) of subsection 2.7B(iv).

“Existing Credit Agreement” means (i) that certain Amended and Restated Credit Agreement dated as of December 5, 2006 between Borrower, Bank of Montreal, Chicago Branch, and the Lenders and other agents party thereto, as amended prior to the Closing Date.

“Existing Letters of Credit” means the Letters of Credit issued by Bank of Montreal/Harris prior to the Closing Date and identified on Schedule 3.1.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Financing Subsidiaries” means (a) Grocers Capital Company, (b) United Resources, Inc., (c) any of their Subsidiaries, and (d) any Subsidiary created after the date of this Agreement that is engaged primarily in the business of making loans to customers of the Borrower.

“First Priority” means, with respect to any Lien created in any Collateral pursuant to any Loan Document, that such Lien is perfected and has priority over any other Lien on such Collateral, except to the extent of any Liens permitted pursuant to subsections 7.2(i), 7.2(ii), 7.2(iii), 7.2(iv), 7.2(v), 7.2(vii) and 7.2(x).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries consisting of a fifty-two or fifty-three week fiscal period ending on the Saturday nearest September 30 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“Fixed Assets” means the following Property of the Borrower and its Subsidiaries: (a) the John Hancock Collateral; (b) other real property (including without limitation the Borrower’s bakery facilities in Los Angeles County), improvements, fixtures, machinery, and equipment; (c) other property related to property described in clauses (a) and (b), to the extent the collateral descriptions in the documents creating Liens on such property are not more extensive than the collateral descriptions in the security documents securing the John Hancock Debt as of the Closing Date, and (d) any other property that is not Collateral.

“Fixed Asset Financing Agreements” means, collectively, (a) the John Hancock Agreement, and (b) any other agreements evidencing the financing of any Fixed Assets and secured only by Liens on Fixed Assets, in each case as at any time amended or extended and refinanced or replaced in one or more agreements.

“Fixed Asset Debt” means (a) the John Hancock Debt, and (b) other Indebtedness for Borrowed Money of the Borrower issued pursuant to any other Fixed Asset Financing Agreements, in each case, including any future extensions, refinancings, or replacements.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding and Payment Office” means (i) the office of Administrative Agent and Swing Line Lender located at 1525 West W.T. Harris Blvd – 1B1, Charlotte, NC 28262,

Attn: Agency Services, Mail Code: MAC D1109-019 or (ii) such other office of Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Borrower and each Lender.

“Funding Date” means the date of funding of a Loan.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“GCC Investment Agreement” means the Third Amended and Restated Investment Agreement dated as of October 2, 2000 between Grocers Capital Company, a California corporation and Borrower (formerly known as Unified Western Grocers, Inc.), solely as in existence as of the Closing Date.

“GCC Operating Agreement” means the Third Amended and Restated Operating Agreement dated as of October 2, 2000 between Grocers Capital Company, a California corporation and Borrower (formerly known as Unified Western Grocers, Inc.), solely as in existence as of the Closing Date.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Guaranties” means the Subsidiary Guaranty.

“Hazardous Materials” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum

(including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all obligations in respect of Capital Leases of such Person, (e) the net amount of the obligations of such Person to a counterparty under Hedge Agreements and (f) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money; provided that (i) Patron Required Deposits and any other deposits made by patrons of the Borrower in the ordinary course of business and (ii) the Borrower’s equity securities, shall not constitute Indebtedness for Borrowed Money.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Insurance Subsidiaries” means (a) Springfield Insurance Company, a California corporation, (b) Springfield Insurance Company Limited, a Bermuda corporation, (c) Unified Grocers Insurance Services, Inc., a California corporation, (d) Grocers and Merchants Management Company, a California corporation, (e) any of their Subsidiaries, and (e) any Subsidiary created after the date of this Agreement that is engaged primarily in the insurance business.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Borrower and its Subsidiaries.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last day of each calendar quarter (i.e., the last day of December, March, June and September) of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or a multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

“Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means as to any Person, any investment in any other Person whether by means of any (i) direct or indirect purchase or other acquisition by such Person of any securities or obligations of or beneficial interest in any other Person (including in each case any Subsidiary of such Person), (ii) direct or indirect loan or advance, (iii) capital contribution to any other Person or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements; provided, however, that the term Investment shall not include any (a) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures, (b) advances of cash and goods in the ordinary course of business, including, without limitation, advances consisting of extensions of credit in the nature of accounts receivable or indebtedness receivable arising from the grant of trade credit in the ordinary course of business, (c) consideration received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, and (d) supply agreements entered into in the ordinary course of business by any Person with customers of that Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“Issuing Lender” means Wells Fargo, or another Lender designated by the Borrower and approved by the Administrative Agent, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided, however that solely with respect to the Existing Letters of Credit, the “Issuing Lender” shall be Bank of Montreal.

“John Hancock Agreement” means the Amended and Restated Note Purchase Agreement dated as of January 3, 2006, among the Borrower, John Hancock Life Insurance

Company and certain other Persons, as at any time amended or extended and refinanced or replaced.

“John Hancock Collateral” means Property of the Borrower and certain of its Subsidiaries that is subject to a Lien granted or created to secure the payment and performance of the John Hancock Debt under the security documents securing the John Hancock Debt as of the Closing Date.

“John Hancock Debt” means the Indebtedness for Borrowed Money of the Borrower issued pursuant to the John Hancock Agreement and secured only by Liens on the John Hancock Collateral, in an aggregate principal amount not to exceed $175,000,000 (which is currently evidenced by three tranches of senior secured notes, two of which are due January 1, 2016 and one of which is due November 1, 2019), including any future extensions, refinancings or replacements so long as such principal limitation is not exceeded and the Liens securing such indebtedness do not extend to assets that constitute Collateral.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Borrower pursuant to subsection 3.1 and shall include all Existing Letters of Credit.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Borrower.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing; provided, however, that in no event shall the term “Lien” be construed or interpreted to include the Rabbi Trust.

“Loan” or “Loans” means one or more of the Loans made by Lenders to Borrower pursuant to subsection 2.1A.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrower in favor of an Issuing Lender relating to, the Letters of Credit), the Guaranties and the Collateral Documents.

“Loan Party” means each of Borrower and any of Borrower’s Subsidiaries from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse change in or a material adverse effect upon the business, operations, condition (financial or otherwise), Properties, or prospects of Borrower and its Subsidiaries taken as a whole or (ii) a material impairment of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the material obligations of the Loan Parties under the Loan Documents or (iii) a material adverse effect upon (A) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or the rights and remedies of the Administrative Agent and Lenders thereunder or (B) the perfection or priority of any Lien granted under any Collateral Document.

“Material Contract” means any contract or other arrangement to which Borrower or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could have a Material Adverse Effect.

“Material Subsidiary” means each Subsidiary of Borrower now existing or hereafter acquired or formed by Borrower which has assets with a value greater than $1,000,000.

“Non-Consenting Lender” has the meaning assigned to that term in subsection 2.9.

“Notes” means one or more of the Revolving Notes or Swing Line Note or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Officer” means the president, chief executive officer, a vice president, chief financial officer, treasurer, assistant treasurer, secretary, assistant secretary, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing and any other officers provided by the Borrower pursuant to Section 4.1A(iii) hereof.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“Patronage Dividend Certificates” means “patronage dividend certificates” as defined in Article I, Section 5A of the Bylaws.

“Patronage Dividends” means patronage dividends actually made by the Borrower to its patrons pursuant to Article VII of the Bylaws.

“Patron Required Deposits” means subordinated deposits required to be made by patrons of the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Acquisition” means (i) an acquisition of real property to be used in the Borrower’s operations, or (ii) any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business is primarily in a business in which Borrower or one of its Subsidiaries is engaged;

(b) the Acquired Business has its primary operations within the United States of America;

(c) the Acquisition shall not be an Acquisition of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such Acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn;

(d) where the Total Consideration exceeds $50,000,000, the financial statements of the Acquired Business shall have been audited by an independent accounting firm of national or regional repute reasonably satisfactory to the Administrative Agent;

(e) the Borrower shall have notified the Administrative Agent and Lenders not less than 30 days (or such shorter period to which Administrative Agent may agree) prior to any such Acquisition and furnished to the Administrative Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and 3-year pro forma financial forecasts of the Acquired Business and the Borrower on a consolidated basis after giving effect to the Acquisition and projected covenant compliance calculations reasonably satisfactory to the Administrative Agent;

(f) if a new Subsidiary Guarantor is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 6.7 hereof in connection therewith;

(g) both before and after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the financial covenants contained in subsection 7.6 hereof on a pro forma basis (based on actual financial information for the immediately preceding four consecutive fiscal quarters then most recently ended); and

(h) after giving effect to such Acquisition and any extensions of credit hereunder in connection therewith, the average availability for the 30 day period beginning on the closing date for such Acquisition, calculated on a pro forma basis, shall be not less than $20,000,000.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code, including any multiemployer plan as defined in Section 3(37) of ERISA, that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled

Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Prime Rate” means the rate that Wells Fargo announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1 or as set forth in subsection 2.9 with respect to Defaulting Lenders. The initial Pro Rata Share of each Lender is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Rabbi Trust” means the Master Rabbi Trust Agreement for Unified Grocers, Inc. Executive Salary Protection Plan II and the Master Rabbi Trust Agreement for Unified Grocers, Inc. Deferred Compensation Plan, as such trust agreements may be amended from time to time.

“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(ii).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Request for Issuance” means a request substantially in the form of Exhibit III annexed hereto.

“Required Lenders” means two or more Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided that the unused Revolving Credit Commitment of, and the portion of the Total Utilization of Revolving Loan Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower now or hereafter outstanding.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loan Commitment” means the commitment of a Revolving Lender to make Revolving Loans to Borrower pursuant to subsection 2.1A(i), and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.

“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

“Revolving Loan Commitment Termination Date” means October 8, 2015.

“Revolving Loan Exposure”, with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other

Revolving Lenders) plus (e) the aggregate amount of all assignments deemed purchased by that Lender in any outstanding Swing Line Loans.

“Revolving Loans” means the Loans made by Revolving Lenders to Borrower pursuant to subsection 2.1A(i).

“Revolving Notes” means any promissory notes of Borrower issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit IV annexed hereto.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit X annexed hereto.

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means any letter of credit or similar instrument other than a Commercial Letter of Credit.

“Subject Lender” has the meaning assigned to that term in subsection 2.9.

“Subordinated Indebtedness” means any Indebtedness for Borrowed Money of Borrower incurred from time to time and subordinated in right of payment to the Obligations pursuant to subordination provisions approved in writing by Administrative Agent and Required Lenders and that is otherwise pursuant to documentation and terms (including without limitation interest rates, payment terms, maturities, covenants, defaults, remedies and other material terms) that are in form and substance satisfactory to Administrative Agent and Required Lenders.

“Subsidiary”, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means any Subsidiary of Borrower that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.7.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by existing Material Subsidiaries of Borrower (other than Financing Subsidiaries and Insurance Subsidiaries) on the Closing Date and to be executed and delivered by additional Material Subsidiaries of Borrower (other than Financing Subsidiaries and Insurance Subsidiaries) from time to time thereafter in accordance with subsection 6.7, substantially in the form of Exhibit IX annexed hereto.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Swap Counterparty” means a Lender or an Affiliate of a Lender that has entered into a Hedge Agreement with Borrower or one of the Subsidiary Guarantors, the obligations under which are secured pursuant to the Collateral Documents and guarantied pursuant to the Subsidiary Guaranty.

“Swing Line Lender” means Wells Fargo, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

“Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Borrower pursuant to subsection 2.1A(ii).

“Swing Line Loans” means the Loans made by Swing Line Lender to Borrower pursuant to subsection 2.1A(ii).

“Swing Line Note” means any promissory note of Borrower issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit V annexed hereto.

“Tangible Net Worth” means, at any time the same is to be determined, an amount equal to the sum of (a) the aggregate value of the shareholders’ equity of the Borrower and its Subsidiaries, but in any event including the Borrower’s equity Securities, plus (b) the aggregate amount of Patron Required Deposits reflected on the Borrower’s balance sheet, plus (c) the aggregate book value of the principal amount of all Patronage Dividend Certificates that are first payable after the Revolving Loan Commitment Termination Date, less (e) the aggregate book value of all assets of the Borrower and its Subsidiaries which would be classified as intangible assets under GAAP, less (f) accumulated other comprehensive earnings (if positive), or plus accumulated other comprehensive earnings (if negative).

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any Securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Borrower or its Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of indebtedness assumed in connection with such Acquisition.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by Borrower on or before the Closing Date in connection with the transactions contemplated by the Loan Documents.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, any Indebtedness for Borrowed Money and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wells Fargo” means Wells Fargo Bank, National Association.

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to clauses (i), (ii) and (v) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation, except to the extent described otherwise in such subsections. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.5. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower, Administrative Agent or Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Borrower shall provide to Administrative Agent and Lenders together with each deliver of financial statements pursuant to subsection 6.1 reconciliation statements for the current Fiscal Year to date and the immediately preceding Fiscal Year, prepared on a pro forma basis as if such change had been in effect as of such periods.

1.3	Other Definitional Provisions and Rules of Construction.

A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as

“without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D. Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.

Section 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitments; Making of Loans; the Register; Optional Notes.

A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, each Lender hereby severally agrees to make the Loans as described in subsection 2.1A(i) below and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(ii).

(i) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5A. The original amount of each Revolving Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the original Revolving Loan Commitment Amount is $275,000,000; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(i) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect.

(ii) Swing Line Loans.

(a) General Provisions. Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Borrower in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment described below to be used for the purposes identified in subsection 2.5A, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $30,000,000; provided that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of Borrower, Administrative Agent or Swing Line Lender. Each Swing Line Loan shall be due and payable in full on the date that is ten days after the date such Loan is made. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date. Notwithstanding the foregoing, Swing Line Lender shall not be obligated to make any Swing Line Loans if any Lender is at that time a Defaulting Lender, unless arrangements, which may include the delivery of cash collateral, satisfactory to Swing Line Lender (in its sole discretion) have been entered into with the Borrower or such Lender to eliminate Swing Line Lender’s actual or potential fronting exposure (after giving effect to subsection 2.9A(iv)) with respect to the Defaulting Lender arising from either the Swing Line Loan then proposed to be issued or that Swing Line Loan and all other Swing Line Loans as to which the Swing Line Lender then has actual or potential fronting exposure, as it may elect in its sole discretion.

(b) Swing Line Loan Prepayment with Proceeds of Revolving Loans. With respect to any Swing Line Loans that have not been paid ten days after the date such Loans are made and have not been voluntarily prepaid by Borrower pursuant to subsection 2.4A(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 12:00 noon (Los Angeles time) on the first Business Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Borrower hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender. Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

(c) Swing Line Loan Assignments. On the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to, purchase an assignment of such Swing Line Loan in an amount equal to its Pro Rata Share. If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, upon notice from Swing Line Lender as provided below, each Revolving Lender shall fund the purchase of such assignment in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loan together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Revolving Lender shall deliver to Swing Line Lender such amount in same day funds at the Funding and Payment Office. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Revolving Lender fails to make available to Swing Line Lender any amount as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount with respect to which other Revolving Lenders have funded the purchase of assignments as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

(d) Revolving Lenders’ Obligations. Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(ii)(b) and each Revolving Lender’s obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

(iii) Increases of Revolving Loan Commitments. Borrower may, at any time after the Closing Date to but excluding the Revolving Loan Commitment Termination Date, request an increase in the then effective aggregate amount of the Revolving Loan Commitments; provided that (1) no Default of Event of Default shall have occurred and be continuing or would result from giving effect to such increase, (2) each such increase shall be in an amount not less than $25,000,000, (3) no such increase shall cause the aggregate amount of the Revolving Loan Commitments of all Lenders to be more than $400,000,000, and (4) if requested, Borrower shall execute and deliver an amendment to this Agreement setting forth the amounts of the Revolving Loan Commitments, as so increased, providing that the Increasing Lenders (as defined below) or

New Lenders (as defined below) extending new Revolving Loan Commitments shall be Lenders for all purposes under this Agreement. No Lender shall have any obligation, express or implied, to offer to increase the aggregate amount of its Revolving Loan Commitment. Only the consent of each Lender agreeing to increase the amount of its Revolving Loan Commitment (each, an “Increasing Lender”) shall be required for an increase in the aggregate amount of the Revolving Loan Commitments pursuant to this subsection 2.1A(iii). Each Increasing Lender shall, as soon as practicable after receipt of Borrower’s request, specify the amount (if any) by which it agrees to increase its Revolving Loan Commitment. Borrower may accept some or all of the offered amounts or designate new lenders that qualify as Eligible Assignees and that are reasonably acceptable to Administrative Agent as additional Lenders hereunder (“New Lenders”), which New Lenders may assume all or a portion of such increase. Borrower and Administrative Agent shall have discretion jointly to adjust the allocation of the increased aggregate amount of the Commitments among Increasing Lenders and New Lenders. Any such increase requested by the Borrower and agreed to by Increasing Lenders and/or New Lenders will become effective in the increased amount agreed upon by such Lenders (as adjusted by Borrower and Administrative Agent) upon delivery to Administrative Agent of (i) an executed instrument of joinder, in form and substance reasonably acceptable to Administrative Agent, signed by an authorized officer of each New Lender, (ii) notice of such increase to the Increasing Lenders and New Lenders, in form and substance reasonably acceptable to Administrative Agent, executed by Borrower, (iii) if the requested increase would cause the Revolving Loan Commitments to exceed the amount permitted therefor in the John Hancock Agreement, a valid amendment to the John Hancock Agreement providing for and permitting such increased amount, and (iv) if requested, executed Notes issued by Company to such Lenders evidencing the increased Commitments). Notwithstanding anything to the contrary in subsection 10.1, Administrative Agent is authorized and permitted to (i) to the extent necessary, reallocate any outstanding Loans ratably among the Lenders after giving effect to each such increase in the Commitments in accordance with each Lender’s Pro Rata Share, and (ii) amend the Loan Documents to the extent necessary to give effect to any increases pursuant to this subsection 2.1A(iii).

B. Borrowing Mechanics. Loans made on any Funding Date (other than Swing Line Loans, Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(ii) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of (i) with respect to Loans made as Base Rate Loans, $250,000 and multiples of $100,000 in excess of that amount and (ii) with respect to Loans made as Eurodollar Rate Loans, $1,000,000 and multiples of $100,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $250,000 and multiples of $100,000 in excess of that amount. Whenever Borrower desires that Lenders make Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing (i) in the case of a Eurodollar Rate Loan, no later than 11:00 A.M. (Los Angeles time) at least three Business Days in advance of the proposed Funding Date and (ii) in the case of a Base Rate Loan, no later than 10:00 A.M. (Los Angeles time) on the proposed Funding Date. Whenever Borrower desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 11:00 A.M. (Los Angeles time) on the proposed Funding Date. Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice that Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Borrower shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Borrower shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrower of the proceeds of any Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

C. Disbursement of Funds. Each Revolving Loan shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan or Swing Line Lender, as the case may be, of the proposed borrowing. Each such Lender (other than Swing Line Lender) shall make the amount of its Loan available to Administrative Agent not later than 1:00 P.M. (Los Angeles time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 12:00 P.M. (Los Angeles time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 2.1A(ii) and subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of (a) Swing Line Loans available to Borrower by 1:00 P.M. (Los Angeles time) on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from the Swing Line Lender to be credited to the Designated Account by such time, and (b) all other Loans available to Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the Designated Account.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

D. The Register. Administrative Agent, acting for these purposes solely as a non-fiduciary agent of Borrower (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Revolving Loan Commitment, Swing Line Loan Commitment, Revolving Loans and Swing Line Loans of each Lender from time to time (the “Register”). Borrower and Administrative Agent shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Borrower, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E. Optional Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time after the Closing Date, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Revolving Loans or Swing Line Loans, substantially in the form of Exhibit IV or Exhibit V, annexed hereto, respectively, with appropriate insertions.

2.2	Interest on the Loans.

A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving Loans shall bear interest through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated Total Funded Debt to EBITDAP Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(viii); or

(b) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the applicable Consolidated Total Funded Debt to EBITDAP Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(viii):

	Consolidated Total Funded Debt to EBITDAP Ratio	Eurodollar Rate Margin	Base Rate Margin	Commitment Fee
Greater than or equal to:	3.00:1.00	2.00%	1.00%	0.30%

Greater than or equal to: but less than:	2.00:1.00 3.00:1.00	1.50%	0.50%	0.25%

Less than:	2.00:1.00	1.00%	0.00%	0.20%

provided that, for the first six months after the Closing Date, Eurodollar Rate Margin shall be 1.50% per annum, the Base Rate Margin shall be 0.50% per annum.

(ii) Thereafter, upon delivery of the Compliance Certificate by Borrower to Administrative Agent pursuant to subsection 6.1(viii), the Base Rate Margin and the Eurodollar Rate Margin shall automatically be adjusted in accordance with such Compliance Certificate, such adjustment to become effective on the next succeeding Business Day following the receipt by Administrative Agent of such Compliance Certificate (subject to the provisions of the foregoing clause (i)); provided that, if at any time a Compliance Certificate is not delivered at the time required pursuant to subsection 6.1(viii), from the time such Compliance Certificate was required to be delivered until the Business Day next succeeding delivery of such Compliance Certificate, the applicable margins shall be the maximum percentage amount for the relevant Loan set forth above. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Funded Debt to EBITDAP Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of such ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by Administrative Agent, any Lender or Issuing Lender), an amount equal to the excess of the amount of interest, letter of credit fees, commitment fees and other fees that should have been paid for such period over the amount of interest and such fees actually paid for such period. This paragraph shall not limit the rights of Administrative Agent, any Lender or any Issuing Lender, as the case may be, under any other provision of this Section 2 or under Section 8. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

(iii) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the applicable Base Rate Margin for Revolving Loans, or at such other rate offered by Swing Line Lender in its discretion.

B. Interest Periods. In connection with each Eurodollar Rate Loan, Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Borrower’s option, either a one, two, three or six month period; provided that:

(i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi) there shall be no more than ten Interest Periods outstanding at any time; and

(vii) in the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Borrower shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that, in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4A(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Borrower shall have the option (i) to convert at any time all or any part of its outstanding Revolving Loans equal to $1,000,000 and multiples of $100,000 in excess of that amount from Loans bearing interest determined by reference to the Base Rate to Loans bearing interest determined by reference to the Eurodollar Rate (ii) to convert at any time all or any part of its outstanding Revolving Loans equal to $250,000 and multiples of $100,000 in excess of that amount from Loans bearing interest determined by reference to the Eurodollar Rate to Loans bearing interest determined by reference to the Base Rate or (iii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Borrower shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 10:00 A.M. (Los Angeles time) on the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation, Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. If Borrower fails to deliver a Notice of Conversion/Continuation with respect to any Eurodollar Rate Loan as described above, Borrower shall be deemed to have elected to convert such Loan to a Base Rate Loan. Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

E. Default Rate. Upon the occurrence and during the continuation of any Event of Default (i) under subsections 8.1, 8.6 or 8.7 of this Agreement, or (ii) under any other subsection of this Agreement upon the election of Required Lenders (or Administrative Agent, at the direction of Required Lenders), the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans based on the Prime Rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans and Base Rate Loans based on the Federal Funds Effective Rate or the Eurodollar Rate, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G. Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Borrower with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3	Fees.

A. Commitment Fees. Borrower agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitment Amount over the aggregate principal amount of outstanding Revolving Loans and Swing Line Loans multiplied by a rate per annum equal to the percentage set forth for the “Commitment Fee” in the table in Section 2.2A above opposite the Consolidated Total Funded Debt to EBITDAP Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(viii), such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last day of each calendar quarter (i.e., the last day of December, March, June and September) of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date; provided that for the first six months after the Closing Date, the applicable commitment fee percentage shall be 0.25% per annum. Upon delivery of the Compliance Certificate by Borrower to Administrative Agent pursuant to subsection 6.1(viii), the applicable commitment fee percentage shall automatically be adjusted in accordance with such Compliance Certificate, such adjustment to become effective on the next succeeding Business Day following the receipt by Administrative Agent of such Compliance Certificate; provided that, if at any time a Compliance Certificate is not delivered at the time required pursuant to subsection 6.1(viii), from the time such

Compliance Certificate was required to be delivered until delivery of such Compliance Certificate, the applicable commitment fee percentage shall be the maximum percentage amount set forth in the table in Section 2.2A above. Notwithstanding the foregoing, all commitment fees otherwise payable for the account of a Defaulting Lender shall not be payable in accordance with Section 2.9A(iii).

B. Other Fees. Borrower agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Borrower and Administrative Agent.

2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty.

A. Prepayments and Reductions in Revolving Loan Commitment Amount.

(i) Voluntary Prepayments. Borrower may, upon written or telephonic notice to Administrative Agent on or prior to 12:00 noon (Los Angeles time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $250,000 and multiples of $100,000 in excess of that amount. Borrower may, upon prior written or telephonic notice delivered on the date of prepayment, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 12:00 noon (Los Angeles time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of (a) in the case of Eurodollar Rate Loans, $1,000,000 and multiples of $100,000 in excess of that amount and (b) in the case of Base Rate Loans, $250,000 and multiples of $100,000 in excess of that amount. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv).

(ii) Voluntary Reductions of Revolving Loan Commitments. Borrower may, upon not less than five Business Days’ prior written notice confirmed in writing to Administrative Agent, or upon such lesser number of days’ prior written notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $2,500,000 and multiples of $100,000 in excess of that amount. Borrower’s notice to Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Borrower’s notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in subsection 2.4A(iv).

(iii) Mandatory Prepayments. Borrower shall from time to time prepay first the Swing Line Loans and second the Revolving Loans (and, after prepaying all Revolving Loans, cash collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account) to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitment Amount then in effect. At such time as the Total Utilization of Revolving Loan Commitments shall be equal to or less than the Revolving Loan Commitment Amount, if no Event of Default has occurred and is continuing, to the extent any cash collateral was provided by Borrower and has not been applied to any Obligations as provided in the Security Agreement, such amount may, at the request of Borrower, be released to Borrower.

(iv) Application of Prepayments.

(a) Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4A(i) shall be applied as specified by Borrower in the applicable notice of prepayment; provided that in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, and second to repay outstanding Revolving Loans to the full extent thereof.

(b) Application of Mandatory Prepayments by Type of Loans. Except as provided in subsection 2.4C, any amount required to be applied as a mandatory prepayment of the Loans shall be applied first to prepay the Swing Line Loans to the full extent thereof, second, to the extent of any remaining portion of such amount, to prepay the Revolving Loans to the full extent thereof. Any mandatory reduction of the Revolving Loan Commitment Amount pursuant to this subsection 2.4A(iv) shall be in proportion to each Revolving Lender’s Pro Rata Share.

(c) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by Borrower pursuant to subsection 2.6D; provided, however, that Borrower may elect that the remainder of such prepayments not applied to prepay Base Rate Loans be deposited in the Collateral Account and applied thereafter to prepay the Eurodollar Rate Loan or Loans with Interest Periods expiring on a date or dates nearest the date of deposit in accordance with this subsection 2.4A(iv), upon expiration of such Interest Periods.

B. General Provisions Regarding Payments.

(i) Manner and Time of Payment. All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 noon (Los Angeles time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day. Notwithstanding the foregoing, payments of amounts deposited in the Collateral Account pursuant to the proviso to subsection 2.4A(iv)(c) shall be deemed to have been paid by Borrower on the applicable date or dates such amounts are applied to prepay Eurodollar Rate Loans. Borrower hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest and fees due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsections 2.3 and 3.2. Notwithstanding the foregoing provisions of this subsection 2.4B(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

C. Application of Proceeds of Collateral and Payments after Event of Default. Upon the occurrence and during the continuation of an Event of Default, if requested by Required Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent, whether from Borrower, any Subsidiary Guarantor or otherwise, and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent, in each case in the following order of priority:

(i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii) thereafter, to the payment of all other Obligations and obligations of Loan Parties under any Hedge Agreement between a Loan Party and a Swap Counterparty for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4B(ii) hereof); and

(iii) thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5	Use of Proceeds.

A. Revolving Loans; Swing Line Loans. The proceeds of any Revolving Loans and any Swing Line Loans shall be applied by Borrower for (i) refinancing of indebtedness under the Existing Credit Agreement, (ii) payment of fees, commissions and expenses in connection with such refinancing, and (iii) for working capital and other general corporate purposes, which may include the making of capital expenditures and Permitted Acquisitions.

B. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6	Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

A. Determination of Applicable Interest Rate. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each applicable Lender.

B. Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor; (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan; (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower; or (iv) as a consequence of any other default by Borrower in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

E. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of a Default or an Event of Default, (i) Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, with respect to a Notice of Borrowing, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Borrower.

2.7	Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i) subjects such Lender to any additional tax of any kind whatsoever with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder (except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or

(iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Borrower shall not be required to compensate a Lender pursuant to this subsection 2.7A for any increased cost or reduction in respect of a period occurring more than six months prior to the date on which such Lender notifies Borrower of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within six months from the date on which the applicable Government Authority informed such Lender of such Change in Law.

B. Taxes.

(i) Payments to Be Free and Clear. Any and all payments by or on account of any obligation of Borrower under this Agreement and the other Loan Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

(ii) Grossing-up of Payments. If Borrower or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Borrower to Administrative Agent or any Lender under any of the Loan Documents:

(a) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it;

(b) Borrower shall timely pay any such Tax to the relevant Government Authority when such Tax is due, in accordance with applicable law;

(c) unless such Tax is an Excluded Tax, the sum payable by Borrower shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this subsection 2.7B(ii)), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

(d) within 30 days after paying any sum from which it is required by law to make any such deduction, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Borrower shall deliver to Administrative Agent the original or a certified copy of an official receipt or other document satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.

(iii) Indemnification by Borrower. Borrower shall indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B(iii)) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv) Tax Status of Lenders. Unless not legally entitled to do so:

(a) any Lender, if requested by Borrower or Administrative Agent, shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(b) any Foreign Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to Borrower and Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Borrower or Administrative Agent, each in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(c) without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Borrower or Administrative Agent, each in the reasonable exercise of its discretion), whichever of the following is applicable:

(1) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) properly completed and duly executed copies of Internal Revenue Service Form W-8ECI,

(3) in the case of a Foreign Lender claiming the benefits of the exemption “portfolio interest” under Section 881(c) of the Internal Revenue Code, (a) a duly executed certificate to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(a) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 881(c)(3)(b) of the Internal Revenue Code) of Borrower or (iii) a controlled foreign corporation described in Section 881(c)(3)(c) of the Internal Revenue Code and (b) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN,

(4) properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax,

in each case together with such supplementary documentation as may be prescribed by applicable law to permit Borrower and Administrative Agent to determine the withholding or deduction required to be made, if any;

(d) without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to Administrative Agent and Borrower (in such number of copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion):

(1) duly executed and properly completed copies of the forms and statements required to be provided by such Foreign Lender under clause (c) of subsection 2.7B(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of the applicable Tax, and

(2) duly executed and properly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with any information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender;

(e) without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Borrower and Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Borrower or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9; and

(f) without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and Borrower two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

C. Capital Adequacy Adjustment. If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in subsection 2.8A, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Borrower shall not be required to compensate a Lender pursuant to this subsection 2.7C for any reduction in respect of a period occurring more than six months prior to the date on which such

Lender notifies Borrower of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within six months from the date on which the applicable Government Authority informed such Lender of such Change in Law.

2.8	Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate.

A. Statements. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B. Mitigation. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Borrower agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

2.9	Defaulting Lenders.

A. Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.6.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to subsection 10.4), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to Issuing Lender or Swing Line Lender hereunder; third, if so determined by Administrative Agent or requested by the Issuing Lender or Swing Line Lender, to be held as cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to Lenders, Issuing Lender or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Lender or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or participations in Letters of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or participations in Letters of Credit were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and participations in Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or participations in Letters of Credit owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash Collateral pursuant to this Section 2.9 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.3 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 3.2.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans, the Pro Rata Share of each non-Defaulting Lender shall be computed without giving effect to the Revolving Loan

Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Loan Commitment of that non-Defaulting Lender minus (2) the aggregate Revolving Loan Exposure of that Lender.

B. Defaulting Lender Cure. If Borrower, Administrative Agent, Swing Line Lender and Issuing Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.9A(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.10	Replacement of Lenders.

If Borrower receives a statement of amounts due pursuant to subsection 2.8A from a Lender, a Lender becomes a Defaulting Lender, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected and that has been consented to by Required Lenders, or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) no Default or Event of Default shall have occurred and be continuing and Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Borrower pursuant to subsection 2.8 and/or is unwilling to remedy its default upon 10 days prior written notice to the Subject Lender and Administrative Agent, Borrower may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, and (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such subject Lender) and other supporting documents, have been fulfilled.

Section 3. LETTERS OF CREDIT

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A. Letters of Credit. Borrower may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that Issuing Lender issue Letters of Credit for the account of Borrower for the general corporate purposes of Borrower or a Subsidiary of Borrower. All Existing Letters of Credit listed on Schedule 3.1 hereto shall be deemed to have been issued pursuant to this Agreement, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, Issuing Lender may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Borrower shall not request that Issuing Lender issue (and Issuing Lender shall not issue):

(i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;

(ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $40,000,000;

(iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) the date which is one year after the Revolving Loan Commitment Termination Date; provided that to the extent any Letters of Credit remain outstanding after the Revolving Commitment Termination Date, each such Letter of Credit shall be cash collateralized in an amount equal to 101% of the face amount thereof; and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless Issuing Lender elects not to extend for any such additional period; and provided, further that Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of

Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time Issuing Lender must elect whether or not to allow such extension;

(iv) any (a) Commercial Letter of Credit having an expiration date later than the earlier of (1) the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to Issuing Lender in its reasonable discretion;

(v) any Letter of Credit if any Lender is at that time a Defaulting Lender, unless Issuing Lender has entered into arrangements, which may include the delivery of cash collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Lender’s actual or potential fronting exposure (after giving effect to subsection 2.9A(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letters of Credit as to which the Issuing Lender has such actual or potential fronting exposure, as it may elect in its sole discretion; or

(vi) any Letter of Credit denominated in a currency other than Dollars.

B. Mechanics of Issuance.

(i) Request for Issuance. Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Request for Issuance no later than 1:00 P.M. (Los Angeles time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance. In furtherance of the provisions of subsection 10.8, and not in limitation thereof, Borrower may submit Requests for Issuance electronically and Administrative Agent and Issuing Lenders may rely and act upon any such Request for Issuance without receiving an original signed copy thereof. No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such demand for payment is required to be presented is located) on which such demand for payment is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

Borrower shall notify Issuing Lender prior to the issuance of any Letter of Credit in the event that any of the matters to which Borrower is required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Borrower is required to certify in the applicable Request for Issuance.

(ii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard operating procedures.

(iii) Notification to Revolving Lenders. Upon the issuance of or amendment to any Letter of Credit, Issuing Lender shall promptly notify Administrative Agent and Borrower of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice, Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender’s respective participation in such Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment. In the case of Commercial Letters of Credit, Issuing Lender will send electronically to Administrative Agent, promptly upon the first Business Day of each week, a report of its daily aggregate maximum amount available for drawing under Commercial Letters of Credit for the previous week. Upon receipt of such report, Administrative Agent shall notify each Revolving Lender in writing of the contents thereof.

C. Revolving Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

3.2	Letter of Credit Fees.

Borrower agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i) with respect to each Standby Letter of Credit, a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.125% per annum of the daily amount available to be drawn under such Standby Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable Eurodollar Rate Margin for Revolving Loans plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Standby Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last day of each calendar quarter (i.e., the last day of December, March, June and September) of each year and computed on the basis of a 360-day year for the actual number of days elapsed;

(ii) with respect to each Commercial Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.125%

per annum of the daily amount available to be drawn under such Commercial Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable Eurodollar Rate Margin for Revolving Loans plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Commercial Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last day of each calendar quarter (i.e., the last day of December, March, June and September) of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

(iii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Notwithstanding the foregoing, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral satisfactory to the Issuing Lender pursuant to this subsection 3.2 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to subsection 2.9A(iv),but only to such extent.

3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B. Reimbursement by Borrower of Amounts Paid Under Letters of Credit. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and such Issuing Lender prior to 11:00 A.M. (Los Angeles time) on the date such drawing is honored that Borrower intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Notice of Borrowing to Administrative

Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Borrower shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Borrower shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i) Payment by Revolving Lenders. In the event that Borrower shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent, who shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share. Each Revolving Lender (other than such Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars, in same day funds, at the Funding and Payment Office, not later than 1:00 P.M. (Los Angeles time) on the first Business Day after the date notified by Administrative Agent, and Administrative Agent shall make available to such Issuing Lender in Dollars, in same day funds, at the office of such Issuing Lender on such Business Day the aggregate amount of the payments so received by Administrative Agent. In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from any Issuing Lender any amounts made available to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(ii) Distribution to Lenders of Reimbursements Received From Borrower. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or such Issuing Lender thereafter receives any payments from Borrower in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by such Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by such Issuing Lender from Borrower. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4B(iii).

D. Interest on Amounts Paid Under Letters of Credit.

(i) Payment of Interest by Borrower. Borrower agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by any Issuing Lender, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii) Distribution of Interest Payments by Administrative Agent. Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) Administrative Agent shall distribute to (x) each Revolving Lender (including the Issuing Lender) out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which the applicable Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (y) such Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to clause (x), and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Borrower. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4B(iii).

E. Cash Collateralization. If Administrative Agent notifies Borrower at any time that the Letter of Credit Usage at such time exceeds 105% of the sublimit for Letters of Credit specified in subsection 3.1A(ii), then, within two Business Days after receipt of such notice, Borrower shall deposit in the Collateral Account established pursuant to the Security Agreement an amount equal to the amount by which the Letter of Credit Usage exceeds such sublimit, which amount shall constitute Collateral and be subject to the provisions of the Security Agreement. At such time as the Letter of Credit Usage shall be equal to or less than such sublimit, if no Event of Default has occurred and is continuing, such amount may, at the request of Borrower, be released to Borrower. At any time that there shall exist a Defaulting Lender, immediately upon the request of Administrative Agent, Issuing Lender or Swing Line Lender, Borrower shall deliver to Administrative Agent cash Collateral in an amount sufficient to cover all fronting exposure (as determined by Administrative Agent, after giving effect to subsection 2.9A(iv) and any cash Collateral provided by the Defaulting Lender).

3.4	Obligations Absolute.

The obligation of Borrower to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document that substantially complies, but does not strictly comply, with the terms of such Letter of Credit;

(v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries;

(vi) any breach of this Agreement or any other Loan Document by any party thereto;

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii) the fact that an Event of Default or a Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5	Nature of Issuing Lenders’ Duties.

As between Borrower and any Issuing Lender, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing

Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Borrower.

Notwithstanding anything to the contrary contained in this subsection 3.5, Borrower shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

Section 4. CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1	Conditions to Initial Loans.

The obligations of Lenders to make the Revolving Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

A. Loan Party Documents. On or before the Closing Date, Borrower shall, and shall cause each other Loan Party to, deliver to Administrative Agent the following with respect to Borrower or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

(ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv) Executed originals (in such number as the Administrative Agent may request) of the Loan Documents to which such Person is a party.

B. Fees. Borrower shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

C. Representations and Warranties; Performance of Agreements. Borrower shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and no event shall have occurred and be continuing that would constitute an Event of Default or a Default; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, covenant or condition for purposes of this condition.

D. Financial Statements. On or before the Closing Date, Lenders shall have received from Borrower audited and unaudited financial statements of Borrower and its Subsidiaries.

E. Opinions of Counsel to Loan Parties. Lenders shall have received originally executed copies of one or more favorable written opinions of Sheppard, Mullin, Richter & Hampton LLP, counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit VII annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Borrower to such counsel to deliver such opinions to Lenders).

F. Evidence of Insurance. Administrative Agent shall have received a certificate from Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.5 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.5.

G. Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, etc. Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Borrower and its Material Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

H. Security Interests in Personal Property. Administrative Agent shall have received evidence satisfactory to it that Borrower and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clause (ii) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the Collateral. Such actions shall include the following:

(i) Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, for all effective UCC financing statements and all judgment and tax lien filings which may have been made with respect to any Collateral of Borrower or any Subsidiary Guarantor, together with copies of all such filings disclosed by such search, and (b) duly completed UCC termination statements, and authorization of the filing thereof from the applicable secured party, as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such searches (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

(ii) UCC Financing Statements. Delivery to Administrative Agent of duly completed UCC financing statements with respect to all Collateral of Borrower and such Subsidiary Guarantors, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents.

I. Matters Relating to Existing Indebtedness of Borrower and its Subsidiaries.

(i) Termination of Existing Credit Agreements and Related Liens; Existing Letters of Credit. Prior to or concurrently with the Closing Date, Borrower and its Subsidiaries shall have (a) repaid in full all indebtedness outstanding under the Existing Credit Agreement, (b) terminated any commitments to lend or make other extensions of credit thereunder, (c) delivered to Administrative Agent evidence that all Liens securing indebtedness or other obligations of Borrower and its Subsidiaries thereunder have been or concurrently with the Closing Date are being released, and (d) made arrangements satisfactory to Administrative Agent with respect to any letters of credit outstanding thereunder.

(ii) Existing Indebtedness to Remain Outstanding. Administrative Agent shall have received an Officer’s Certificate of Borrower stating that, after giving effect to the transactions described in this subsection 4.1I, the Indebtedness for Borrowed Money of Loan Parties (other than indebtedness under the Loan Documents) consists of the outstanding indebtedness described on Schedule 7.1 annexed hereto and Indebtedness for Borrowed Money otherwise permitted by Section 7.1.

(iii) Amendment of John Hancock Agreement. If the aggregate amount of Revolving Loan Commitments exceeds the amount provided therefor or otherwise permitted under the John Hancock Agreement, Borrower shall have delivered to Administrative Agent a copy of a fully executed, valid amendment to the John Hancock Agreement permitting the Revolving Loan Commitments and Obligations under this Agreement.

4.2	Conditions to All Loans.

The obligation of each Lender to make its Loans on each Funding Date are subject to the following further conditions precedent:

A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a properly completed and duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Borrower as to which signature and incumbency certificates have been received by Administrative Agent.

B. As of that Funding Date:

(i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition; and

(ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Default; and

(iii) No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain such Lender from making the Loans to be made by it on that Funding Date; and

(iv) The terms and conditions set forth in subsection 2.1 shall have been met;

and, if requested by Administrative Agent, Borrower shall have delivered a certificate signed by a duly authorized Officer of the Borrower evidencing the foregoing.

4.3	Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit), other than the Existing Letters of Credit, is subject to the following conditions precedent:

A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of Borrower, together with all other information specified in subsection 3.1B(i) and, (i) if Wells Fargo is the Issuing Lender, Borrower shall have completed and delivered Wells Fargo’s standard application forms for the issuance of such Letter of Credit and (ii) if another Lender is the Issuing Lender, Borrower shall have completed such other documents or provided such other information as the Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5. BORROWER’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Borrower represents and warrants to each Lender:

5.1	Organization and Qualification.

The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of California, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

5.2	Subsidiaries

Each Material Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 5.2 hereto identifies each Material Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and respective percentages so owned. All of the outstanding shares of capital stock and other equity interests of each Material Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests of each Material Subsidiary owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens other than Liens permitted by Section 7.2. There are no outstanding commitments or other obligations of any Material Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Material Subsidiary, except for any of the foregoing that are not prohibited by this Agreement.

5.3	Authority and Validity of Obligations.

The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Subsidiary Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, to grant to Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and by each Subsidiary Guarantor have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Subsidiary Guarantor of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary Guarantor or any provision of the Organizational Documents of the Borrower or any Subsidiary Guarantor in any material respect, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary Guarantor or any of its Property, in each case where such contravention or default, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary Guarantor other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

5.4	Margin Stock.

Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

5.5	Financial Reports.

The consolidated balance sheet of the Borrower and its Subsidiaries as at the last day of the Fiscal Year ending on October 3, 2009, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Deloitte & Touche, LLP, independent public accountants, and the Borrower’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission for the Borrower’s Fiscal Quarter ending July 3, 2010, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to subsection 6.1 hereof.

5.6	No Material Adverse Change.

Since October 3, 2009, no Material Adverse Effect has occurred.

5.7	Full Disclosure.

The statements and information furnished to Administrative Agent and Lenders in the Confidential Information Memorandum, in the Loan Documents, and otherwise in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not (in each case, as modified or supplemented by other information furnished or referenced, including without limitation in any SEC filings by Borrower) contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein, in the light of the circumstances under which they were made, not misleading, Administrative Agent and Lenders acknowledging that as to any projections furnished to Administrative Agent and Lenders, Borrower only represents that the same were prepared on the basis of information and estimates Borrower believed to be reasonable at the time such projections were furnished to Administrative Agent and Lenders.

5.8	Intellectual Property, Franchises, and Licenses.

Borrower and its Material Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person, except when such conflict would not reasonably be expected to have a Material Adverse Effect.

5.9	Governmental Authority and Licensing.

Borrower and its Material Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same may reasonably be expected to have a Material Adverse Effect. As of the date hereof, no investigation or proceeding which may reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.

5.10	Good Title.

Borrower and its Material Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to Administrative Agent and Lenders (except for sales of assets in the ordinary course of business or other dispositions of assets not prohibited by this Agreement), subject to no Liens other than such thereof as are permitted by subsection 7.2 hereof.

5.11	Litigation and Other Controversies.

There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of Borrower threatened, against Borrower or any Subsidiary which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect. Borrower and its Subsidiaries are a party to certain litigation which has been disclosed in the Borrower’s public filings with the Securities and Exchange Commission, none of which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect.

5.12	Taxes.

All tax returns required to be filed by Borrower or any of its Material Subsidiaries in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon Borrower or any of its Material Subsidiaries upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings and as to which adequate reserves established in accordance with GAAP have been provided. Borrower does not know of any proposed additional tax assessment against it or its Material Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of Borrower and each of its Material Subsidiaries have been made for all open years, and for its current fiscal period.

5.13	Approvals.

No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by Borrower or any Subsidiary Guarantor of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

5.14	Affiliate Transactions.

Neither Borrower nor any of its Material Subsidiaries is a party to any contracts or agreements with any of its Affiliates (other than Borrower or another of its Material Subsidiaries) on terms and conditions which are less favorable to Borrower or such Material Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other, other than (a) as otherwise described as of the Closing Date in the Borrower’s filings with the Securities and Exchange Commission and (b) the GCC Operating Agreement and the GCC Investment Agreement.

5.15	Investment Company.

Neither the Borrower nor any Subsidiary Guarantor is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.16	ERISA.

The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Article 6 of Title I of ERISA, which may reasonably be expected to have a Material Adverse Effect.

5.17	Compliance with Laws.

Borrower and its Material Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of

1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Material Subsidiaries has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect.

5.18	Other Agreements.

Neither Borrower nor any of its Material Subsidiaries is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured may reasonably be expected to have a Material Adverse Effect.

5.19	Solvency.

The Borrower and the Subsidiary Guarantors taken as a whole are, Solvent.

5.20	Patronage Dividend Certificates.

There are no Patronage Dividend Certificates outstanding as of the Closing Date. All Patronage Dividend Certificates issued on or after the Closing Date shall be and remain, (i) subordinate in right of payment to the Obligations of the Borrower evidenced by this Agreement and the other Loan Documents and (ii) on terms which are substantially the same as those set forth in the Patronage Dividend Certificates previously issued by Borrower, a true and correct copy of which was delivered to Administrative Agent prior to the Closing Date.

5.21	No Default.

No Default or Event of Default has occurred and is continuing.

Section 6. BORROWER’S AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit (other than Letters of Credit which have been cash collateralized or with respect to which a backstop letter of credit has been issued to support), unless Required Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Material Subsidiaries to perform, all covenants in this Section 6:

6.1	Financial Reports.

Borrower shall, and shall cause each of its Material Subsidiaries to, maintain a system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender, each Issuing Lender and each of their duly authorized representatives such information respecting the business and financial condition of Borrower and its Subsidiaries as the Administrative Agent, such Lender or such Issuing Lender may reasonably request (it being understood that the Borrower and its Subsidiaries shall not be required to provide consolidating statements in respect of their operations); and without any request, shall furnish to the Administrative Agent for distribution to the Lenders and Issuing Lender:

(i) Quarterly Financials. As soon as available, and in any event within 45 days after the close of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, subject to the proviso set forth in this subsection (i) below, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such Fiscal Quarter and the consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Quarter and for the Fiscal Year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous Fiscal Year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer, treasurer or another officer of the Borrower acceptable to the Administrative Agent; provided, however, that delivery in the time period specified above (or, if longer, the time period allowed by the Securities and Exchange Commission for the delivery of the Borrower’s Form 10-Q pursuant to one extension request, provided that in no event shall such time period exceed 65 days after the close of the applicable Fiscal Quarter of the Borrower) of copies of the Borrower’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection 6.1(i);

(ii) Year-End Financials. As soon as available, and in any event within 90 days after the close of each Fiscal Year of the Borrower subject to the proviso set forth in this subsection (ii) below, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the Fiscal Year then ended and the consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous Fiscal Year, accompanied in the case of the consolidated financial statements by a firm of independent public accountants of recognized national standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such Fiscal Year and the results of their operations and cash flows for the Fiscal Year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; provided, however, that delivery in the time period specified above (or, if longer, the time period allowed by the Securities and Exchange Commission for the delivery of the Borrower’s Form 10-K pursuant to one extension request, provided that in no event shall such time period exceed 110 days after the close of the applicable Fiscal Year of the Borrower) of copies of the Borrower’s Annual Report on Form 10-K prepared in compliance with requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection 6.1(ii);

(iii) Accountants’ Reports. Promptly after receipt thereof, any writing delivered to the Borrower or any of its Subsidiaries from their independent public accountants which reports any material weaknesses;

(iv) Public Filings. Promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower to its equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including, if not delivered pursuant to subsections (i) or (ii) above, all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency;

(v) Projections. As soon as available, and in any event within 90 days after the beginning of each Fiscal Year of the Borrower, a copy of the Borrower’s consolidated financial projections for the following Fiscal Year, such consolidated financial projections to show the Borrower’s projected income and expenses, balance sheet and cash flow statement on a quarter-by-quarter basis, such consolidated financial projections to be in reasonable detail prepared by the Borrower and in form similar to those delivered to the Lenders prior to the Closing Date, or otherwise reasonably satisfactory to the Administrative Agent (which shall include a summary of all assumptions made in preparing such consolidated financial projections);

(vi) Change in Control. Prompt notice of any Change in Control;

(vii) Litigation or Other Proceedings. Promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any of its Material Subsidiaries which may reasonably be expected to have a Material Adverse Effect or of the occurrence of any Default or Event of Default hereunder;

(viii) Compliance Certificate. With each of the financial statements furnished to the Lenders pursuant to subsections 6.1(i) and (ii) above, a written Compliance Certificate in the form attached hereto as Exhibit VI signed by the chief financial officer or treasurer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that to the best of the Borrower’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth calculations supporting such statements in respect of the financial covenants in Section 7.6 hereof; and

(ix) Subsidiaries. Promptly after the occurrence thereof, written notice of any change in the information set forth in Schedule 5.2 hereof relating to any Material Subsidiary resulting from any transaction not prohibited by this Agreement, except for any such change resulting from a transaction permitted by subsections 6.7 or 7.5 hereof (and upon the Administrative Agent’s receipt of such notice Schedule 5.2 shall be deemed amended to reflect such change).

6.2	Maintenance of Business.

Borrower shall, and shall cause each of its Material Subsidiaries to, preserve and maintain its existence, except terminations of the existence of any such Material Subsidiary in connection with any merger or consolidation permitted pursuant to the terms of the Loan Documents, terminations of the existence of or the winding up of the business of non-Material Subsidiaries and, as otherwise provided in subsection 7.5 hereof. The Borrower shall, and shall cause each of its Material Subsidiaries to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so may reasonably be expected to have a Material Adverse Effect.

6.3	Maintenance of Properties and Collateral

Except as otherwise permitted pursuant to Section 6.2 with respect to the termination of existence or winding up of non-Material Subsidiaries, Borrower shall, and shall cause each of its Material Subsidiaries to, maintain, preserve, and keep its material property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the utility thereof shall be preserved and maintained, except to the extent that, in the business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

6.4	Taxes and Assessments.

Borrower shall duly pay and discharge, and shall cause each of its Material Subsidiaries to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves are provided therefor.

6.5	Insurance.

Borrower shall insure and keep insured, and shall cause each of its Material Subsidiaries to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each of its Material Subsidiaries to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. Borrower shall in any event maintain, and cause each of its Material Subsidiaries to maintain, insurance on the Collateral to the extent required by the Collateral Documents. Borrower shall, upon the request of Administrative Agent, furnish to Administrative Agent and Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this subsection.

6.6	Inspection

Borrower shall, and shall cause each of its Material Subsidiaries to, permit the Administrative Agent, each Issuing Lender, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers (an “Audit”) at such reasonable times and intervals as the Administrative Agent, any such Issuing Lender or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower and not more often than once per calendar year. In addition, Administrative Agent, each Issuing Lender, each Lender and each of their duly authorized representatives and agents may visit and inspect any Property of the Borrower and any of its Material Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and its Material Subsidiaries, and to be advised as to the same by, the Borrower’s and the Material Subsidiaries’ officers at such reasonable time and intervals as the Administrative Agent, any such Issuing Lender or any such Lender may request and upon reasonable prior notice to Borrower.

6.7	Formation of Subsidiaries

Promptly upon the formation or acquisition of any Material Subsidiary, Borrower shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements hereof. In the event that any Subsidiary of Borrower existing on the Closing Date that has not previously executed the Subsidiary Guaranty hereafter becomes a Material Subsidiary, or in the event that any Person becomes a Material Subsidiary of Borrower after the date hereof, Borrower will promptly notify Administrative Agent of that fact and cause such Material Subsidiary to (i) deliver certified copies of its Organizational Documents to Administrative Agent, (ii) execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and Security Agreement, (iii) deliver to Administrative Agent evidence of incumbency and authority for such Material Subsidiary to enter into such Loan Documents and

(iv) take all such further actions and execute all such further documents and instruments as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority lien on the Collateral of such Material Subsidiary described in the applicable forms of Collateral Documents. Notwithstanding the foregoing, in no event shall any Financing Subsidiary or Insurance Subsidiary be required to guarantee the Obligations or execute the Subsidiary Guaranty or Security Agreement.

6.8	Deposit Accounts

The Borrower and the Subsidiary Guarantors shall at all times keep and maintain all of their Deposit Accounts with one or more of the Lenders, other than Deposit Accounts with an aggregate average daily balance (computed on a trailing 30 day basis) on deposit not exceeding $1,000,000 at any time.

Section 7. BORROWER’S NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit (other than Letters of Credit which have been cash collateralized or with respect to which a backstop letter of credit has been issued to support), unless Required Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Material Subsidiaries to perform, all covenants in this Section 7.

7.1	Indebtedness and Contingent Obligations.

Borrower shall not, nor shall it permit any of its Material Subsidiaries to, have outstanding any Indebtedness for Borrowed Money or to have liability under any Contingent Obligations, or subordinate any claim or demand relating to any Receivable (as defined in the Security Agreement) it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(i) the Obligations;

(ii) obligations arising out of Hedge Agreements;

(iii) endorsement of items for deposit or collection in the ordinary course of business;

(iv) obligations from time to time owing by any Subsidiary Guarantor to the Borrower;

(v) the Fixed Asset Debt, and increases, refinancings and extensions thereof, with any creditor, which do not result in a shortening of the maturity thereof or creation of a Lien on assets constituting Collateral or result in the aggregate outstanding principal balance thereof being in excess of $175,000,000;

(vi) Indebtedness for Borrowed Money incurred by any of the Financing Subsidiaries or Insurance Subsidiaries consisting of (i) credit facilities at any time in an aggregate amount not to exceed $25,000,000 and (ii) Indebtedness for Borrowed Money owing by the Insurance Subsidiaries to Borrower and its Subsidiaries existing as of the Closing Date in an aggregate amount not to exceed $6,000,000 including any future extensions, refinancings or replacements so long as such principal limitation is not exceeded; and any Contingent Obligations of any of the Financing Subsidiaries or Insurance Subsidiaries with respect to Indebtedness for Borrowed Money of another Person;

(vii) Subordinated Indebtedness consisting of Patronage Dividend Certificates;

(viii) other obligations outstanding on the Closing Date and described on Schedule 7.1 hereto and refinancings, replacements, amendments and extensions thereof which do not increase the principal amount thereof;

(ix) purchase money obligations, Capitalized Lease Obligations and other secured financings, including mortgage financings, of the Borrower and its Material Subsidiaries in an aggregate principal amount not to exceed $40,000,000 at any time;

(x) guaranties of leases of real property or equipment entered into by patrons of the Borrower in the ordinary course of business, provided that (i) all such guarantees existing on the Closing Date are described on Schedule 7.1 hereto, (ii) the aggregate amount of all guaranteed obligations consisting of lease payments (excluding “percentage rent” or other counterpart rent and payments to be made by the lessee for property taxes, insurance, utilities, common maintenance charges and the like) payable in the year following the date of determination shall not exceed $50,000,000;

(xi) obligations in an aggregate principal amount not to exceed $10,000,000 outstanding at any time with respect to letters of credit issued to support obligations of the Insurance Subsidiaries and the Financing Subsidiaries;

(xii) obligations relating to Investments permitted by subsection 7.3 below;

(xiii) obligations arising under the GCC Operating Agreement and GCC Investment Agreement, so long as the aggregate amount thereof, together with all Investments permitted under subsections 7.3(x) and 7.3(xii), does not exceed the limitations set forth subsections 7.3(x) and 7.3(xii) (treating such obligations as if they were Investments for purposes hereof); and

(xiv) obligations or subordinations of claims not otherwise permitted hereby in an aggregate principal amount not to exceed $25,000,000 outstanding at any time.

For purposes of compliance with this subsection: (x) if any item meets the criteria set forth in more than one of clauses (i) through (xiv) of this subsection then Borrower may classify or reclassify such item in any manner that complies with this subsection and such item shall be treated as having been permitted pursuant to only one of the clauses of this subsection; and (y) any item meeting the criteria set forth in more than one of clauses (i) through (xiv) of this subsection may be divided and classified among more than one of the clauses of this subsection.

7.2	Liens.

The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(i) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been established therefor;

(ii) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, growers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings;

(iii) judgment liens and judicial attachment liens not constituting an Event of Default under subsection 8.8 hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of obligations secured by such judgment liens and attachments and liabilities of the Borrower and its Material Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $5,000,000 at any one time outstanding;

(iv) Liens on real property, fixtures and equipment of the Borrower or any of its Material Subsidiaries created solely for the purpose of securing indebtedness permitted by subsection 7.1(ix) hereof, representing or incurred to finance such Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Material Subsidiary;

(v) any interest or title of a lessor under any Operating Lease;

(vi) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the

Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(vii) leases, subleases, licenses and rights-of use granted to others incurred in the ordinary course of business that do not materially and adversely affect the use of the property encumbered thereby for its intended purposes;

(viii) Liens on assets of the Financing Subsidiaries and any of the Insurance Subsidiaries;

(ix) Liens securing the Fixed Asset Debt and increases, refinancings and extensions thereof, with any creditor, provided that (A) such Liens shall not encumber the Collateral and (B) Borrower shall give Administrative Agent written notice within 30 days after entering into any new security document creating new Liens securing Fixed Asset Debt to the extent such new Liens encumber assets of Borrower or its Material Subsidiaries described in (X) clauses (a) through (c) of the definition of Fixed Assets or (Y) Section 1(e)(ii) through 1(e)(v) of the Security Agreement;

(x) Liens securing obligations disclosed on Schedule 7.2, provided that the obligations secured thereby are not increased;

(xi) the Liens granted pursuant to the Loan Documents;

(xii) Liens securing obligations to the extent such Liens are not otherwise permitted hereby, provided the additional obligations secured by Liens permitted by this clause do not exceed $75,000,000 in the aggregate; and

(xiii) extensions or renewals of any Lien described in this subsection 7.2.

For purposes of compliance with this subsection: (x) if any Lien meets the criteria set forth in more than one of clauses (i) through (xiii) of this subsection then Borrower may classify or reclassify such Lien in any manner that complies with this subsection and such Lien shall be treated as having been permitted pursuant to only one of the clauses of this subsection; and (y) any obligation secured by a Lien meeting the criteria set forth in more than one of clauses (i) through (xiii) of this subsection may be divided and classified among more than one of the clauses of this subsection.

Notwithstanding the foregoing, Borrower and its Material Subsidiaries shall not enter into, or suffer to exist, any control agreements (as such term is defined in the UCC) with respect to accounts containing Collateral, and no control agreements with respect to deposit, securities, brokerage or similar accounts will be required in connection with the Loan Documents (except as provided in Section 5 of the Security Agreement).

7.3	Investments, Acquisitions, Loans and Advances.

The Borrower shall not, nor shall it permit any of its Material Subsidiaries (other than the Insurance Subsidiaries and the Financing Subsidiaries) to, directly or indirectly, make,

retain or have outstanding any Investments or make any Acquisitions; provided, however, that the foregoing shall not apply to nor operate to prevent:

(i) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(ii) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(iii) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(iv) investments in repurchase obligations with a term of not more than 7 days for underlying Securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the Securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(v) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (i), (ii), (iii), and (iv) above;

(vi) the Borrower’s investments from time to time in the Subsidiary Guarantors, and investments made from time to time by a Subsidiary Guarantors in or more of its Subsidiaries that is also a Subsidiary Guarantor;

(vii) intercompany advances made from time to time by the Borrower or any Material Subsidiary thereof to Borrower or any Subsidiary Guarantor in the ordinary course of business to finance working capital needs, payroll and income taxes;

(viii) Permitted Acquisitions;

(ix) investments in the Borrower’s Subsidiaries and other investments in each case existing on the Closing Date disclosed on Schedule 7.3 and refinancings, replacements, amendments and extensions thereof that do not increase the principal amount thereof;

(x) investments made after the Closing Date in any Insurance Subsidiary and Financing Subsidiary, so long as the aggregate initial value (as determined in accordance with GAAP but without regard to any write-up or write-down of the initial value) of all such investments does not exceed 10% of the Borrower’s total assets (as shown on the most recent audited financial statements of the Borrower) at the time of investment;

(xi) the issuance by the Issuing Lender of Letters of Credit in an aggregate amount not to exceed at any time $5,000,000 for the account or for the benefit of the Borrower’s Insurance Subsidiaries;

(xii) additional investments made pursuant to the GCC Operating Agreement and GCC Investment Agreement in an aggregate amount, together with all obligations permitted under subsection 7.1(xiii), not to exceed $15,000,000;

(xiii) investments held from time to time in the Rabbi Trust; and

(xiv) other investments, loans and advances in addition to those otherwise permitted by this subsection 7.3 in an amount not to exceed 10% of the Borrower’s total assets at the time of investment.

For purposes of compliance with this subsection: (x) if any Investment or Acquisition meets the criteria set forth in more than one of clauses (i) through (xiv) of this subsection then Borrower may classify or reclassify such Investment or Acquisition in any manner that complies with this subsection and such Investment or Acquisition shall be treated as having been permitted pursuant to only one of the clauses of this subsection; and (y) any Investment or Acquisition meeting the criteria set forth in more than one of clauses (i) through (xiv) of this subsection may be divided and classified among more than one of the clauses of this subsection.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

7.4	Mergers, Consolidations and Sales.

The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, be a party to any merger or consolidation, or engage in any Asset Sale or any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that so long as no Default or Event of Default exists (except as otherwise permitted by the Security Agreement) this Section shall not apply to nor operate to prevent:

(i) the sale or lease of inventory in the ordinary course of business;

(ii) the sale, transfer, lease or other disposition of Property of the Borrower and the Subsidiary Guarantors to one another in the ordinary course of their respective businesses;

(iii) the merger of any Subsidiary with and into the Borrower or any other Subsidiary, provided that, (i) in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger, (ii) no Subsidiary Guarantor shall merge into any Subsidiary that is not a Subsidiary Guarantor unless it complies with subsection 6.7 hereof, and (iii) no Subsidiary Guarantor may merge into a Financing Subsidiary or an Insurance Subsidiary;

(iv) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(v) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or any of its Material Subsidiaries, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(vi) the sale, transfer, lease or other disposition of Property of the Borrower or any of its Material Subsidiaries (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Material Subsidiaries not more than 10% of the Borrower’s total assets (as shown on the most recent audited financial statements of the Borrower) during the entire term of this Agreement;

(vii) any merger or consolidation with a person which is the subject of a Permitted Acquisition, provided that, in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger;

(viii) terminations of the existence of or the winding up of non-Material Subsidiaries; and

(ix) transactions contemplated by the GCC Operating Agreement and GCC Investment Agreement.

7.5	Maintenance of Subsidiaries.

The Borrower shall not assign, sell or transfer, nor shall it permit any of its Material Subsidiaries to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (i) the issuance, sale, and transfer to any Person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (ii) any transaction permitted by subsections 7.4(ii), (iii), (iv) and (viii) above (and if such transaction results in an entity no longer being a Subsidiary, Schedule 5.2 shall be deemed amended to reflect the results of such transaction at the time such transaction becomes effective).

7.6	Financial Covenants

A. Consolidated Total Funded Debt to EBITDAP Ratio. As of the last day of each Fiscal Quarter of the Borrower, the Borrower shall not permit the Consolidated Total Funded Debt to EBITDAP Ratio for the four Fiscal Quarters of the Borrower then ended to be greater than 3.50 to 1.

B. Tangible Net Worth. The Borrower shall, as of the last day of each Fiscal Quarter, maintain Tangible Net Worth of the Borrower and its Subsidiaries determined on a consolidated basis in an amount not less than $88,000,000 increasing on the last day of each Fiscal Year (commencing with the last day of its Fiscal Year ending in 2006 and each Fiscal Year thereafter) by an amount (but not less than zero) equal to 50% of the Borrower’s Consolidated Net Income for each such Fiscal Year and decreasing by an amount equal to 100% of the redemption price of all Class B shares and Class E shares of capital stock of the Borrower redeemed using cash after Fiscal Year 2006 effective as of the date of each such redemption.

C. Fixed Charge Coverage Ratio. As of the last day of each Fiscal Quarter of the Borrower, the Borrower shall maintain a ratio of (x) Consolidated EBITDAP for the four Fiscal Quarters of the Borrower then ended to (y) Consolidated Fixed Charges for the same four Fiscal Quarters then ended of not less than 1.80 to 1.0.

7.7	Dividends and Certain Other Restricted Payments.

The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, make any Restricted Payments; provided, however, that the foregoing shall not operate to prevent the making of the following dividends, payments or distributions:

(i) Patronage Dividends;

(ii) redemption by the Borrower of its Class A Shares, Class B Shares and Class E Shares permitted by the Borrower’s Organizational Documents or Bylaws;

(iii) dividends or other distributions made by a Subsidiary of the Borrower to the Borrower or to a Subsidiary Guarantor, or to any other Subsidiary which is an equity holder in that Subsidiary; and

(iv) payment of cash dividends on the Class E Shares of Borrower;

provided, however, that upon the occurrence and during the continuation of an Event of Default, Borrower may make Restricted Payments permitted hereby only to the extent necessary to maintain its status as a cooperative under Subchapter T of the Internal Revenue Code.

7.8	ERISA.

Borrower shall, and shall cause each of its Material Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed may reasonably be expected to result in the imposition of a Lien against any of its Property. Borrower shall, and shall cause each of its Material Subsidiaries to, promptly notify the Administrative Agent and each Lender of: (i) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, other than events for which the PBGC has waived the notice requirements in its regulations, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any of its Material Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Material Subsidiaries with respect to any post-retirement Welfare Plan benefit.

7.9	Compliance with Laws.

Borrower shall, and shall cause each of its Material Subsidiaries to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

7.10	Burdensome Contracts with Affiliates.

Borrower shall not, nor shall it permit any of its Material Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Borrower or Subsidiary Guarantors) on terms and conditions which are less favorable to Borrower or such Material Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other, other than (i) the GCC Investment Agreement and GCC Operating Agreement, and (ii) transactions permitted pursuant to subsection 7.3.

7.11	No Changes in Fiscal Year.

The Fiscal Year of the Borrower and its Subsidiaries ends on the dates specified in the definition of Fiscal Year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its Fiscal Year from its present basis, in each case, without the consent of the Required Lenders, which consent shall not be unreasonably withheld but may be conditioned upon an amendment hereto which conforms the financial covenants to such periods.

7.12	Change in the Nature of Business

The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, engage in any business or activity if as a result the general nature of the business of the Borrower or any of its Material Subsidiaries would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date and other businesses which are, in the judgment of the Borrower, reasonably related thereto, provided that, in any event, no increase in the geographic scope of such business shall be deemed to violate this covenant.

7.13	No Restrictions

Except as provided herein, the Borrower shall not, nor shall it permit any of its Material Subsidiaries (other than the Financing Subsidiaries) to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on their ability to: (i) pay dividends or make any other distribution on any such Material Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary; provided, however, that the Insurance Subsidiaries may permit such encumbrance or restriction to the extent required by any Governmental Authority, (ii) pay any indebtedness owed to the Borrower or any other such Material Subsidiary, except to the extent set forth in the GCC Operating Agreement and GCC Investment Agreement, (iii) make loans or advances to the Borrower or any other such Material Subsidiary, (iv) transfer any of its Property to the Borrower or any other Material Subsidiary, except to the extent set forth in the GCC Operating Agreement and GCC Investment Agreement, or (v) guarantee the Obligations and/or grant Liens on its assets as required by the Loan Documents; in each case, provided, however, that in each case (x) the Borrower or its Material Subsidiaries may agree to any such restriction or encumbrance in connection with Property acquired with the proceeds of purchase money indebtedness or any Capital Lease permitted by this Agreement when such encumbrance or restriction by its terms is effective only against the assets subject to such Lien and (y) the Insurance Subsidiaries may agree to any such restriction or encumbrance as may be required by law or requested by any Governmental Authority having regulatory jurisdiction.

7.14	Subordinated Indebtedness

The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, amend or modify any of the terms or conditions relating to Subordinated Indebtedness except for amendments to the Borrower’s bylaws permitted by Section 7.15 hereof, or make any voluntary prepayment thereof or effect any voluntary redemption thereof or make any payment on account of Subordinated Indebtedness which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations.

7.15	Amendments to Organizational Documents

The Borrower shall not amend any provision of its Organizational Documents in a manner that (i) creates a right of set-off in favor of its members or removes any restrictions on any right of setoff its members may have, (ii) limits or restricts any right of setoff the Borrower may have against its members, (iii) limits or makes less favorable to the Borrower any subordination of obligations owed by the Borrower to any of its members, (iv) subordinates the Borrower’s right to payment of any obligation that constitutes a Receivable (as defined in the Security Agreement) owed to the Borrower by any of its members, (v) releases any lien or security interest granted to the Borrower by its members or reduces the scope of the obligations secured by any such lien or security interest, or (vi) limits or restricts the Borrower’s ability to make its rights or obligations to redeem its shares of capital stock or other equity interests subject to the terms of the Loan Documents and any replacements and refinancings thereof. The Borrower shall give the Administrative Agent prompt notice of each amendments to the

Borrower’s Organizational Documents and shall deliver to the Administrative Agent copies of each such amendment promptly upon becoming available.

7.16	Assets of Certain Subsidiaries

The Borrower shall not permit its Subsidiaries that are not Material Subsidiaries, Financing Subsidiaries or Insurance Subsidiaries to own or possess assets having an aggregate fair market value in excess of an amount equal to 10% of the Borrower’s total assets (as shown on the most recent audited financial statements of the Borrower) at any time.

Section 8. EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1	Failure to Make Payments When Due.

(i) Failure by Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) failure by Borrower to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit, or failure by Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2	Default in Other Agreements.

Default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by Borrower or any Material Subsidiary aggregating in a principal amount in excess of $15,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit or otherwise shall permit the acceleration of the maturity of any such Indebtedness for Borrowed Money by the holders thereof (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money in an aggregate principal amount in excess of $15,000,000 shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise); or

8.3	Breach of Certain Covenants.

Failure of Borrower to perform or comply with any term or condition contained in subsection 2.5, 6.1, 6.2 or Section 7 (other than Sections 7.8, 7.9 and 7.13) of this Agreement; or

8.4	Breach of Warranty.

Any representation, warranty, certification or other statement made by Borrower or any Loan Party in any Loan Document or in any statement or certificate at any time given by Borrower or any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5	Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Borrower or such Loan Party becoming aware of such default or (ii) receipt by Borrower and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Borrower or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law which is not stayed; or

(ii) an involuntary case shall be commenced against Borrower or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Material Subsidiaries for all or a substantial part of its property; and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) Borrower or any of its Material Subsidiaries shall voluntarily have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or

(ii) Borrower or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Borrower or any of its Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8	Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $10,000,000, in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, is entered or filed against Borrower or any of its Material Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of 60 days; or

8.9	Dissolution.

Any order, judgment or decree shall be entered against Borrower or any of its Material Subsidiaries decreeing the dissolution or split up of Borrower or that Material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

8.10	Employee Benefit Plans.

The Borrower or any member of its Controlled Group shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA an amount or amounts aggregating in excess of $10,000,000; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $10,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

8.11	Change in Control.

A Change in Control shall have occurred; or

8.12	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral covered by the Collateral Documents except as permitted by the terms of the Loan Documents, in each case for any reason other than the failure of Administrative Agent, any Lender or any other Secured Party (as defined in the Security Agreement) to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Required Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(ii).

Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

Section 9. ADMINISTRATIVE AGENT

9.1	Appointment.

A. Appointment of Administrative Agent. Wells Fargo is hereby appointed Administrative Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Wells Fargo agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof, other than to the extent set forth in subsections 9.5 and 9.6. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any other Loan Party.

Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact appointed by Administrative Agent in its sole discretion. Administrative Agent and any such sub-agent may perform any and all of the duties of Administrative Agent and exercise the rights and powers of Administrative Agent by or through their respective Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (“Related Parties”). The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent.

B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, or for any other reason, in Administrative Agent’s reasonable discretion, it may be necessary or desirable that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental

Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

C. Control. Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control. In addition, each Lender at which Borrower or any Subsidiary Guarantor maintains a deposit account shall have all rights and benefits of a Supplemental Collateral Agent with respect to the Administrative Agent’s security interest in such deposit account and the Collateral held therein.

9.2	Powers and Duties; General Immunity.

A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Borrower; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B. No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Borrower to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrower or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

C. Exculpatory Provisions. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4	Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or such other Person in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting solely from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5	Resignation of Agents; Successor Administrative Agent and Swing Line Lender.

A. Resignation; Successor Administrative Agent. Any Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation by Administrative Agent, Required Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent, which, unless a Default or Event of Default exists, shall be reasonably approved by Borrower. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which, unless a Default or Event of Default exists, shall be reasonably approved by Borrower . If Administrative Agent shall notify Lenders and Borrower that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent in accordance with this subsection 9.5A. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring

Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above). After any retiring Administrative Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.

B. Successor Swing Line Lender. Any resignation of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation of Wells Fargo or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Borrower shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Borrower shall issue a Swing Line Note to the successor Swing Line Lender substantially in the form of Exhibit V annexed hereto, in the amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.6	Collateral Documents and Guaranties.

Each Lender (which term shall include, for purposes of this subsection 9.6, any Swap Counterparty) hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under each Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Guaranties or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Required Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Required Lenders have otherwise consented, (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Borrower) pursuant to a sale or other disposition permitted hereunder or to which Required Lenders have otherwise consented or (c) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens in connection with purchase money indebtedness permitted under subsection 7.1(viii); provided that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of subsection 10.14 are satisfied. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

9.7	Duties of Other Agents.

To the extent that any Lender is identified in this Agreement as a co-agent, documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or any of the Subsidiaries of Borrower, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10. MISCELLANEOUS

10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A. General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1). Neither Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrower without the prior written consent of all Lenders (and any attempted assignment or transfer by Borrower without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(ii) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments.

(i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure, of the assigning Lender subject to each such assignment shall not be less than $5,000,000 (aggregating concurrent assignments to two or more Affiliated Funds for purposes of determining such minimum amount), unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loan or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required, and provided that only one such processing and recordation fee shall be required in connection with concurrent assignments to two or more Affiliated Funds), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv) and (d) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, each of (A) Administrative Agent, (B) if no Event of Default has occurred and is continuing, or if such assignment is to an Eligible Assignee having primary capital of less than $250,000,000, Borrower and (C) Swing Line Lender and each Issuing Lender, shall have consented thereto (which consents shall not be unreasonably withheld).

Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Borrower for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the forms of Exhibit IV and Exhibit V annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 2.1A(ii) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

(ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv), Administrative Agent shall, if Administrative Agent and Borrower have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Borrower. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

(iii) Certain Additional Payments; Defaulting Lenders. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

C. Participations. Any Lender may, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to one or more Persons (other than a natural Person, a Defaulting Lender or any of its Affiliates, or Borrower or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) an extension of the scheduled final maturity date of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation or (iii) an increase in the Commitment allocated to such participation. Subject to the further provisions of this subsection 10.1C, Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Borrower’s prior written consent. No Participant shall be entitled to the benefits of subsection 2.7 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with subsection 2.7B(iv) as though it were a Lender.

D. Pledges and Assignments. Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E. Information. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

10.2	Expenses.

Whether or not the transactions contemplated hereby shall be consummated, and except as otherwise agreed between Administrative Agent and Borrower with respect to fees and expenses of counsel for periods prior to the Closing Date, Borrower agrees to pay promptly: (i) all reasonable and documented out of pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all reasonable and documented out of pocket fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (iii) all reasonable and documented out of pocket costs and expenses of the Administrative Agent in connection with creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and, reasonable fees, expenses and disbursements of counsel to Administrative Agent related thereto; (iv) all reasonable and documented out of pocket costs and expenses of the Administrative Agent (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) in connection with obtaining and reviewing any environmental audits or reports; (vi) all reasonable and documented out of pocket costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vii) all other reasonable and documented out of pocket costs and expenses incurred by Administrative Agent prior to the Closing Date in connection with the syndication of the Commitments; (viii) all reasonable and documented out of pocket costs and expenses, including reasonable attorneys’ fees and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (ix) all reasonable and documented costs and expenses, including reasonable and documented attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3	Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, Borrower agrees to defend (subject to Indemnitees’ selection of one counsel (and of additional counsel in each relevant jurisdiction or applicable specialty or to provide for separate representation in the event of perceived conflicts)), indemnify, pay and hold harmless Administrative Agent and Lenders (including Issuing Lenders), and their Affiliates, officers, directors, trustees, employees, partners, representatives, agents, advisors (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), reasonable and documented out of pocket costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable and documented out of pocket expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out of pocket fees and disbursements of one counsel (and of additional counsel in each relevant jurisdiction or applicable specialty or to provide for separate representation in the event of perceived conflicts) for Indemnitees and any reasonable and documented out of pocket fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct or indirect and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith and regardless of whether brought by Borrower or any of its Affiliates or whether an Indemnitee is a party thereto) (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or related hereto (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty), (ii) the statements contained in the commitment letter delivered by any Lender to Borrower with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4	Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of Lenders and their Affiliates is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits

(general or special, time or demand, provisional or final, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Borrower and each other Subsidiary Guarantor against and on account of the Obligations of Borrower or any other Subsidiary Guarantor to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8, provided that such amounts are in fact due and payable before any such right is exercised and although said obligations and liabilities, or any of them, may be contingent or unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of subsection 2.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and Lenders, and (y) Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Lender or their respective Affiliates may have.

10.5	Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (a) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (b) the foregoing provisions shall not apply to (1) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender),or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B. Borrower expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6	Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of Required Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(a) each Lender with Obligations directly and adversely affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Required Lenders): (1) increase the amount of such Lender’s commitment, (2) reduce the principal amount of any Loan, decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following an Event of Default) excluding any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee), (3) postpone the Revolving Commitment Termination Date, postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan, postpone the date on which any interest or any fees are payable, or reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, or (4) change in any manner the definition of “Pro Rata Share” or the definition of “Required Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments approved by Required Lenders), or change in any manner or waive the provisions contained in subsection 2.4D, subsection 10.5 or this subsection 10.6;

(b) each Lender, (1) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all

Lenders, or (2) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case other than (a) upon termination of the Revolving Loan Commitment Amount and payment in full of all Obligations (other than Unasserted Obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been cash collateralized or with respect to which a backstop letter of credit has been issued to support) and (b) in accordance with the terms of the Loan Documents.

In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, except to the extent provisions in this Agreement are incorporated by reference into such Note and such provisions of this Agreement may be amended pursuant to the provisions of this Section 10.6 (other than this sentence) without the consent of the holder of such Note, (ii) of subsection 2.1A(ii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iii) of Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, and (iv) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.7	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

10.8	Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Borrower and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information to be delivered pursuant to subsection 6.1. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

10.9	Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.4, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11	Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12	Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. Without limiting the foregoing, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the Bankruptcy Code or insolvency or similar laws, as determined in good faith by Administrative Agent, Issuing Lender or Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Borrower, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this

Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, each party hereto and each Indemnitee shall not assert, and hereby waives, any claim against any Indemnitee and each party hereto, on any theory of liability, for consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.14	Release of Security Interest or Guaranty.

Upon the proposed sale or other disposition of any Collateral to any Person (other than an Affiliate of Borrower) that is permitted by this Agreement or to which Required Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary to any Person (other than an Affiliate of Borrower) that is permitted by this Agreement or to which Required Lenders have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct, execute and deliver such releases of its security interest in such Collateral or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.

10.15	Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (INCLUDING SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16	Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17	Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, COUNTY AND CITY OF LOS ANGELES. BY EXECUTING AND DELIVERING THIS AGREEMENT, BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 410.40 OR OTHERWISE.

10.18	Waiver of Jury Trial; Judicial Reference.

A. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

B. Judicial Reference. To the extent the foregoing waiver of a jury trial is held to be unenforceable under applicable California law, the parties hereby agree to refer, for a complete and final adjudication, any and all issues of fact or law involved in any litigation or proceeding (including all discovery and law and motion matters, pretrial motions, trial matters and post-trial motions up to and including final judgment), brought to resolve any dispute (whether based on contract, tort or otherwise) between the parties hereto arising out of, in connection with or otherwise related or incidental to this Agreement or any Loan Document to a judicial referee who shall be appointed under a general reference pursuant to California Code of Civil Procedure Section 638, which referee’s decision will stand as the decision of the court. Such judgment will be entered on the referee’s statement of judgment in the same manner as if the action had been tried by the court. The parties shall select a single neutral referee, who shall be a retired state or federal judge with at least five years of judicial experience in civil matters; provided that in the event the parties cannot agree upon a referee, the referee will be appointed by the court.

10.19	Confidentiality.

Each Lender and Issuing Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Borrower in accordance with such Lender’s or Issuing Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Borrower that in any event a Lender or Issuing Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Borrower, (g) with the consent of Borrower, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than Borrower or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or Issuing Lender’s or their Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or Issuing Lender’s or their Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender, Issuing Lender or a Participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender and Issuing Lender shall notify Borrower of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Borrower or any of its Subsidiaries. In addition, Administrative Agent, the Issuing Lenders and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent, the Issuing Lenders and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated or otherwise made available in electronic form) of its choice at its own expense.

10.20	Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.21	USA Patriot Act.

Each Issuing Lender and each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Issuing Lender or Lender to identify the Borrower in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

UNIFIED GROCERS, INC.

By:	/s/ Christine Neal
Title:	Senior Vice President of Finance - Treasurer

Notice Address:
5200 Shelia Street
Commerce, California 90040
Attention: Chief Financial Officer or the Treasurer

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
individually and as Administrative Agent

By:	/s/ David W. Shaw
Title:	Vice President

Notice Address:
333 South Grand Ave 3rd Floor
Los Angeles, CA 90071
Fax: (866) 359-9217

UNION BANK, N.A.,
individually and as Syndication Agent

By:	/s/ Cary Moore
Title:	Senior Vice President

Notice Address:
445 South Figueroa Street, 10th floor
Los Angeles, CA 90071

BANK OF AMERICA, N.A.,
individually and as Co-Documentation Agent

By:	/s/ Matthew Koeing
Title:	Senior Vice President

Notice Address:
Matthew Koeing Senior Vice President Bank of America CA9-193-13-01 333 S. Hope St., 13th FL
Los Angeles, CA 90071

BANK OF MONTREAL,
individually and as Co-Documentation Agent

By:	/s/ C. Scott Place
Title:	Director

Notice Address:
111 West Monroe Street, 19th Floor West Chicago, Il 60603
Fax # 312-293-4280

FIFTH THIRD BANK, individually and as Co-Documentation Agent

By:	/s/ Gary S. Losey
Title:	CP Corporate Banking

Notice Address:
Fifth Third Bank Loan Syndications – Large Corporate 5050 Kingsley Drive Cincinnati, OH 45227

COBANK, ACB
as a lender

By:	/s/ Hal Nelson
Title:	Vice President

Notice Address:
CoBank, ACB 5500 South Quebec St Greenwood Village, CO 80111

PNC BANK, NATION ASSOCIATION
as a lender

By:	/s/ Robin Arriola
Title:	Vice President

Notice Address:
2 N. Lake Ave Suite 440 Pasadena, CA 91101

BANK OF THE WEST
As a lender

By:	/s/ John Linder
Title:	Vice President

Notice Address (Credit Actions):
300 S. Grand Avenue, 7th Flr. Los Angeles, CA 90071
Attention John Linder

Notice Address (Advances, Paydowns, etc.):
1977 Saturn Street, 3rd Flr. Monterey Park, CA 91755
Attn: Sandra Fox